Exhibit 99.1

Contact:	Arturo Rodriguez
Atari, Inc.
212-726-4234
arturo.rodriguez@atari.com
Atari, Inc. 417 Fifth Avenue New York, NY 10016 www.atari.com
ATARI, INC. REPORTS RECEIPT OF NON-BINDING OFFER FROM
INFOGRAMES ENTERTAINMENT S.A.
          NEW YORK — March 6, 2008 — Atari, Inc. (Nasdaq: ATAR), an interactive entertainment company, today announced that it received a letter from Infogrames Entertainment S.A. (IESA), Atari, Inc.’s majority shareholder, regarding IESA’s non-binding expression of intent to acquire the outstanding common stock of Atari, Inc. not owned by IESA and its affiliates for a per share cash amount of $1.68. A Special Committee of Atari, Inc.’s Board of Directors intends to undertake, together with its advisors, a thorough evaluation of the proposal.
          The offer is non-binding and there is no assurance that any transaction will occur or as to the terms of any transaction.
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About Atari, Inc.
New York-based Atari, Inc. (Nasdaq: ATAR) publishes and distributes interactive entertainment software in the U.S. The Company’s 1,000+ published titles distributed by the Company include hard-core, genre- defining franchises such as Test Drive(R); and mass-market and children’s franchises such Dragon Ball Z(R). Atari, Inc. is a majority-owned subsidiary of France-based Infogrames Entertainment SA (Euronext — ISIN: FR-0000052573), an interactive games publisher in Europe. For more information, visit http://www.atari.com.
Safe Harbor Statement
With the exception of the historical information contained in this release, the matters described herein contain certain “forward-looking statements” that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this release are not promises or guarantees and are subject to risks and uncertainties that could cause actual occurrences to differ materially from those anticipated. These statements are based on management’s current expectations and assumptions and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward-looking statements.
The Company undertakes no duty to update any forward-looking statements to conform the statement to actual results or changes in the Company’s expectations.